Exhibit 99.1

Intersect ENT Announces Presentation of Results from RESOLVE II, a Pivotal Phase III Study Evaluating the Safety and Efficacy of SINUVA™, an Investigational Steroid Releasing Sinus Implant

MENLO PARK, Calif. & BARCELONA, Spain — Oct. 8, 2017 — Intersect ENT, Inc. (NASDAQ: XENT), a company seeking to improve the quality of life for patients with ear, nose and throat conditions, today announced the first presentation of results from RESOLVE II, a randomized, double-blinded, controlled Phase III clinical trial, which assessed the safety and efficacy of SINUVA™, an investigational steroid releasing sinus implant.

The RESOLVE II pivotal study assessed the implant in 300 adult chronic sinusitis patients, all of whom were indicated for revision sinus surgery at study entry because of recurrent, medically refractory symptoms and bilateral nasal polyposis. Patients were randomized to either a treatment group, undergoing bilateral implant placement in the office setting, or a control group, undergoing a sham procedure. Both groups used mometasone furoate nasal spray once daily (200 mcg) through 90-day follow-up.

Robert C. Kern, M.D., chairman of Otolaryngology – Head and Neck Surgery at Northwestern University Feinberg School of Medicine and national co-principal investigator of the study, presented the results today at the 4th Congress of European ORL-HNS in Barcelona, Spain. As previously reported, the study met the co-primary efficacy endpoints and four pre-specified secondary efficacy endpoints:

•	Reduction in proportion of patients still indicated for repeat endoscopic sinus surgery at day 90: 39% of the treatment group vs. 63% of control (p=0.0004)

•	Reduction in percent ethmoid sinus obstruction from baseline to day 90, as determined by the independent, blinded panel (p=0.0007)

•	Reduction in nasal obstruction/congestion score from baseline to day 90 (p=0.0248)

•	Improvement in decreased sense of smell score from baseline to day 90 (p=0.0470)

Safety was evaluated by endoscopic examination and evaluation of adverse events. One serious implant-related adverse event, an intranasal bleed requiring intervention, was observed. The overall incidence of adverse events was similar between groups.

The company previously announced, in October 2016, positive clinical results from the RESOLVE II study, and in September 2017, a meta-analysis from the RESOLVE and RESOLVE II studies. The company also announced in May 2017 that the U.S. Food and Drug Administration (FDA) had set a PDUFA target action date for January 7, 2018 for the SINUVA New Drug Application (NDA).

A copy of Dr. Kern’s presentation of the RESOLVE II study results can be found on the “Investor Relations” page of the company’s web site at www.IntersectENT.com until October 13, 2017 and will be included in the company’s Form 8-K, to be filed on or about October 10, 2017.

About SINUVA Steroid Releasing Sinus Implant

SINUVA is an investigational steroid releasing sinus implant designed to be placed during a routine physician office visit to provide a less invasive treatment option for chronic sinusitis patients with recurrent nasal polyps. The implant releases mometasone furoate to the ethmoid sinus lining to target polyposis directly. It was designed with greater radial strength than Intersect ENT’s PROPEL products in order to dilate obstructed sinuses. SINUVA has not been approved by the FDA and is available for investigational use only.

About Intersect ENT®

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL family of dissolvable steroid releasing implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com.

Intersect ENT® and PROPEL® are registered trademarks and SINUVA is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, product development and product adoption are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals for our products, including SINUVA, and the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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	Media Contact:	Nicole Osmer
650.454.0504
nosmer@intersectent.com

	Investor Contact:	Jeri Hilleman
650.641.2105
ir@intersectent.com

Intersect ENT | 1555 Adams Drive | Menlo Park, CA 94025 | 650.641.2100